SUMMARY OF DISTRIBUTION AGREEMENT TERMS

Concurrently herewith the parties are entering into a Regulation S Subscription Agreement and Investment Representation whereby Medpac Asia Pacific Pty Ltd “Medpac” is acquiring a Convertible Note (the “Note”) of Event Cardio Group, Inc. (“ECGI”), in the original principal amount of $ US 500,000. As a condition to its purchase of the Note, Medpac requested and ECGI agreed to enter into distribution agreements with respect to ECGI’s Breastcare and Now Cardio devices.

The parties have determined to execute this Summary of Distribution Agreement Terms at this time and to execute and deliver individual distribution agreements with respect to each jurisdiction within the territories to be subject to the Distribution Agreements at the time ECGI is able to deliver a product and is prepared to commence distribution in each jurisdiction.

Principal Terms of Distribution Agreements:

There will be two Distribution Agreements. One will grant rights with respect to ECGI’s Breastcare device for the detection of cancer within the breast and all improvements thereto related to the detection of disease within the breast. The other will grant rights with respect to ECGI’s Now Cardio device and all improvements thereto related to the detection of heart disease.

Breastcare Device

1.	Nature of Agreement – exclusive distribution rights within the Territory. The Territory consists of Australia, New Zealand, Singapore, Thailand, Malaysia, Indonesia, Philippines, Vietnam, Laos, Cambodia, Myanmar and Bangledesh (the “Territory”). No other distributor will be appointed within the Territory and Main Street will be compensated in the event another distributor sells product delivered into the Territory.

2.	Term – an initial term of five years with a renewal right in favor of Medpac for an additional five years provided that a mutually agreed upon sales level is achieved. It is anticipated that the sales levels for the Territory and the specific countries within the Territory, individually and collectively will be agreed between the parties within 120 days of signing of this agreement for the initial term. The agreement will be terminable during the first five years if requisite annual sales levels are not achieved and the Medpac has not purchased mutually agreed upon amounts. Provided that the sales levels are achieved within the first five year term the Agreement will automatically renew for a further 5 years. The initial term will commence on the first day of the month succeeding the month in which ECGI is able to deliver product to the individual countries within the Territory.

3.	Price – the price of the product will be mutually agreed between ECGI and Medpac and will be FOB, a USA port, and will be no more than 40% of the recommended retail price for the product sold in the United States which is anticipated to be $ US 40. Pricing will be based on the FOB USA price until such time as a manufacturing facility is developed in Southeast Asia. If a manufacturing facility is not developed in Southeast Asia within two years, the parties will have the option to form a joint venture to do so.

4.	Customer Support – to be provided by Medpac.

5.	Terms – all orders to be shipped within thirty (30) days of receipt of order and paid for within sixty (60) days of receipt of product by Medpac.

6.	Pricing by Medpac is to be determined by Medpac but to be similar to the USA RRP allowing for currency exchange & shipping costs.

7.	Cross-License – Should Medpac develop any improvements to the Breastcare device, such improvement shall be deemed licensed to ECGI in perpetuity for no additional consideration.

8.	Regulatory Approvals - Medpac is to be responsible for obtaining all regulatory approvals necessary from each jurisdiction within the Territory provided that ECGI provides such assistance and information as may reasonably be requested.

Now Cardio

1.	Nature of Agreement – exclusive distribution rights within the Territory. No other distributor will be appointed within the Territory and Medpac will be compensated in the event another distributor sells product delivered into the Territory.

2.	Term – an initial term of five years with a renewal right in favor of Medpac for an additional five years provided that a mutually agreed upon sales level is achieved. It is anticipated that the sales levels for the Territory and the specific countries within the Territory, individually and collectively will be agreed between the parties within 120 days of signing of this agreement for the initial term. The agreement will be terminable during the first five years if requisite annual sales levels are not achieved and Medpac has not purchased mutually agreed upon amounts. Provided that the sales levels are achieved within the first five year term the Agreement will automatically renew for a further 5 years. The initial term will commence on the first day of the month succeeding the month in which ECGI is able to deliver product to the individual countries within the Territory.

3.	Price - the price of the product will be mutually agreed between ECGI and Medpac and will be FOB, a USA port, and will be no more than 40% of the recommended retail price for the product sold in the United States. Pricing will be based on the FOB USA price until such time as a manufacturing facility is developed in Southeast Asia.

4.	Customer Support – to be provided by Medpac.

5.	Terms – all orders to be shipped within thirty (30) days of receipt of order and paid for within sixty (60) days of receipt of product by Medpac.

6.	Pricing by Medpac is to be determined by Medpac but to be similar to the USA RRP allowing for currency exchange & shipping costs.

7.	Cross-License – should Medpac develop any improvements to the Now Cardio device, such improvement shall be deemed licensed to ECGI in perpetuity for no additional consideration.

8.	Regulatory Approvals – Medpac is to be responsible for obtaining all regulatory approvals necessary from each jurisdiction within the Territory provided that ECGI provides such assistance and information as may reasonably be requested.

Medpac Asia Pacific Pty. Ltd.	Event Cardio Group, Inc.

By:	By:
Ian Kellaway	John Bentivoglio
Director	President